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Exhibit 99.3

Contact Name*:
Contact Phone Number:

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In order to facilitate the reconciliation by the Company or the Company's nominee of all of the relevant documentation, please include the beneficial holder's contact information requested in the related Instruction Letter in the space above and at the top of subsequent pages of this Agreement.

ELECTION AGREEMENT

        This Election Agreement (the "Agreement") is entered into as of            , 2005, by and between Multicanal S.A. (the "Company") and                        (the "Electing Holder"). The Company and the Electing Holder are collectively referred to herein as the "Parties" and individually as a "Party".

WITNESSETH:

        WHEREAS, the Company issued notes under: (i) the indenture dated February 3, 1997 related to its 9 1/4% Notes due 2002 (the "2002 Notes"); (ii) the indenture dated February 3, 1997 related to its 10 1/2% Notes due 2007 (the "2007 Notes"); (iii) the indenture dated February 11, 1999, as amended by the Second Supplemental Indenture dated April 15, 1999, related to its 13.125% Notes due 2009 (the "2009 Notes"); (iv) the indenture dated January 7, 1998, as amended by the Third Supplemental Indenture dated April 28, 1998, related to its 10 1/2% Notes due 2018 (the "2018 Notes"); (v) the indenture dated February 11, 1999, as amended by the Eighth Supplemental Indenture dated August 24, 2001, related to its Floating Rate Notes due 2003 (the "FRNs", and together with the 2002 Notes, the 2007 Notes, the 2009 Notes, and the 2018 Notes, the "Old Notes");

        WHEREAS, the Company proposed a financial restructuring of its Old Notes and other financial indebtedness on the terms and subject to the conditions set forth in the acuerdo preventivo extrajudicial (the "APE") filed with the Federal Commercial Trial Court No. 4 in Argentina on December 16, 2003;

        WHEREAS, a bondholders' meeting was held on December 10, 2003 (the "December 10 Meeting") under the provisions of Section 45 bis of Chapter VII, Title II of Law No. 24.522, as amended, in the City of Buenos Aires, Argentina, to permit holders of Old Notes to vote in favor of or against the APE;

        WHEREAS, under the APE the Old Notes are to be exchanged for cash and/or new securities of the Company pursuant to one or more of three options presented therein (the "Options");

        WHEREAS, on April 14, 2004 the Commercial Court No. 4 of Buenos Aires (the "Buenos Aires Court") issued a resolution confirming the APE (the "Confirmation Order") and ordering that holders of Old Notes that prior to such date had not elected among the Options contemplated in the APE be granted the opportunity for a 30-day period to elect among the Options, and that, for purposes of allocation of the consideration available under each Option, such elections be treated in the same way as those made on or prior to December 12, 2003 (the "Court-Ordered Election");

        WHEREAS, the decision of the Buenos Aires Court was affirmed on appeal by the Argentine Court of Commercial Appeals, Chamber "A" (the "Court of Commercial Appeals"), on October 4, 2004; an extraordinary appeal of the decision of the Buenos Aires Court was rejected by the Court of Commercial Appeals on December 14, 2004; a "recurso de queja" was dismissed on April 5, 2005; and related appeal was dismissed May 26, 2005;

        WHEREAS, an order was entered in the United States Bankruptcy Court, Southern District of New York (the "U.S. Bankruptcy Court") on January 6, 2005 in the proceedings captioned "In re: Board of Directors of Multicanal S.A., Debtor in Foreign Proceeding" (Case No. 04-10280 (ALG)) and "In re: Multicanal S.A., Alleged Debtor" (Case No. 04-10523 (ALG)), recognizing the APE in the United States under 11 U.S.C. § 304 to the extent effective in Argentina (the "U.S. Order").

        WHEREAS, the U.S. Order, among other holdings, (a) states that no holder of Old Notes in the United States shall be required to tender its Old Notes until the conclusion of all appeals or petitions for review of the APE and the U.S. Order, (b) gives all proceedings under the APE full force and effect in the United States to the same extent that they are given full force and effect in Argentina, and (c) enjoins any actions in the United States by holders of Old Notes that would interfere with the administration of the APE by the Company;

        WHEREAS, the Company has elected additionally to extend to holders of Old Notes both inside and outside of the United States who have not consented to the terms of or APE and/or tendered their notes on or before December 12, 2003 an opportunity not to tender Old Notes until the conclusion of all appeals or petitions in the United States and/or Argentina for review of the APE and the U.S. Order;

        WHEREAS, the U.S. Bankruptcy Court's dismissal of the involuntary petitions and the denial of the Trust Indenture Act of 1939 claim in the U.S. Order was upheld by the United States District Court, Southern District of New York (the "U.S. District Court") in its order of April 5, 2005 but judgment on issues relating to the implementation of a proposed cure to address the U.S. retail holder discrimination found by the U.S. Bankruptcy Court was reserved;

        WHEREAS, a hearing was held on May 31, 2005, at which the U.S. District Court indicated its intention to affirm the U.S. Bankruptcy Court on many issues and stated that it intended to remand the proceedings to the U.S. Bankruptcy Court and instruct the U.S. Bankruptcy Court to establish whether the proposed remedy to cure the U.S. retail holder discrimination (as well as the implementation of the election ordered by the Buenos Aires Court) could be legally effected in reliance on an exemption from registration under the Securities Act or registration with the SEC of the new securities to be issued to the creditors identified by both courts was required;

        WHEREAS, the April 5, 2005 order of the U.S. District Court was appealed to the United States Court of Appeals for the Second Circuit (the "Second Circuit"); the Company moved to dismiss the appeal on the grounds that the Second Circuit has no appellate jurisdiction over the U.S. District Court's April 5, 2005 order; the appellant opposed the Company's motion; both parties stipulated that the motion to dismiss the Second Circuit appeal and the briefing and hearing on the appeal should be adjourned until after the U.S. District Court issues its further order; and the stipulation was approved by the Second Circuit on August 18, 2005;

        WHEREAS, the beneficial owner instructing the Electing Holder did not make an election among the Options with respect to the Old Notes set forth on Schedule I to this Agreement (the "Relevant Notes") on or prior to December 12, 2003;

        WHEREAS, on the terms and subject to the conditions of this Agreement, the Electing Holder is a holder of Old Notes that is eligible to participate and wishes to make an election pursuant to the Court-Ordered Election but retain possession of the Relevant Notes pending the conclusion of all appeals or petitions in the United States and/or Argentina for review of the APE and the U.S. Order by delivering the executed instruction letter enclosed herewith (the "Instruction Letter") together with an executed copy of this Agreement;

        WHEREAS, the Electing Holder acknowledges that until such time as it irrevocably transfers the Relevant Notes for cancellation, whether upon the conclusion of such judicial proceedings or prior to that date with such Electing Holder's consent or upon instruction by a court of competent jurisdiction, it shall not be entitled to receive any cash (the "Cash Payment") and/or new securities (the "New Securities"), and/or any payments on the New Securities, as the case may be, in accordance with the

Option hereby elected by the Electing Holder, subject to allocation in accordance with the APE, as confirmed by the Confirmation Order;

        WHEREAS, the Parties agree that it is in their mutual interests to allow the Electing Holder to make an election among the Options pursuant to the terms of this Agreement and to provide to the Company the information necessary to permit it (or its nominee) in due course to identify with certainty the Relevant Notes delivered to it or its nominee by the Electing Holder (or a subsequent transferee that acquires in accordance with Section 3) so that the Company may deliver in exchange to the undersigned or its assignee the Option elected hereby, subject to allocation in accordance with the APE, as confirmed by the Confirmation Order, following the conclusion of all appeals or petitions in the United States and/or Argentina for review of the APE and the U.S. Order or prior to such date with its consent or upon instruction by a court of competent jurisdiction;

        WHEREAS, this Agreement is also designed to enable the Company to identify and set aside the Cash Payment and/or New Securities, as the case may be, allocated to the Electing Holder with respect to the Relevant Notes;

        NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Electing Holder hereby agree as follows:

        1.    Ownership and Status of Electing Holder.    The Electing Holder represents, warrants and agrees that as of the date hereof:

          (a) As evidenced by a "position list" indicating the Electing Holder's position in the Old Notes (notarized and apostilled), as of the date hereof the Electing Holder is the registered holder of the Relevant Notes;

          (b) It is holding the Relevant Notes on behalf of the beneficial owner identified in the completed and executed participant's certificate, delivered herewith notarized and apostilled (which is substantially in the form attached as Schedule II hereto), and dated the date hereof;

          (c) It has all requisite corporate power and authority to execute and enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under this Agreement;

          (d) It has received and reviewed a copy of the APE, the prospectus accompanying this Election Agreement (the "Prospectus"), the enclosed letter of transmittal (the "Letter of Transmittal") and the Instruction Letter (the Letter of Transmittal, together with the Instruction Letter, the "Election Forms") and has chosen not to tender the Relevant Notes in accordance with the procedures described in the Letter of Transmittal;

          (e) The Relevant Notes as to which an election is being made hereby were owned, as of the date hereof, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and acknowledges that, on the date on which the Electing Holder (or a subsequent transferee that acquires in accordance with Section 3) irrevocably transfers the Relevant Notes for cancellation, the Company will acquire good, indefeasible and unencumbered title to such Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

          (e) It will either (i) remain the registered holder of the Relevant Notes as of            , 2005 (the "Record Date") and will submit to the Company (or its nominee) not later than 5:00pm New York time on the fifth (5th) business day following the Record Date (the "Certification Deadline")

  a duly executed certification in the form attached to this Agreement as Schedule III (an "Ownership Certification") or (ii) it will transfer the Relevant Notes only in accordance with Section 3; and

          (f) The failure by the Electing Holder (or a subsequent transferee in accordance with Section 3) to submit the required Ownership Certification by the Certification Deadline will result in the election made by the Electing Holder on Schedule I being disregarded, and the Relevant Notes will be allocated in accordance with the APE, as confirmed by the Confirmation Order.

        2.    Election Among the Options by Electing Holder.    The Electing Holder hereby irrevocably submits its election among the Options as set forth in Schedule I to this Agreement with respect to the Relevant Notes, and acknowledges that such election is subject to allocation in accordance with the APE, as confirmed by the Confirmation Order.

        3.    Subsequent Transfers.    So long as this Agreement remains in effect, the Electing Holder hereby agrees that it shall not directly or indirectly, absolutely or conditionally, or voluntarily or involuntarily sell, transfer, assign, or dispose of any of the Relevant Notes or any option thereon or any right or interest (voting or otherwise) therein (each of these transactions, a "Transfer") unless the Electing Holder obtains, in connection with any such Transfer, the written agreement of the transferee to be bound (and to cause any subsequent transferee to be bound) by the election made by the Electing Holder in this Agreement and the terms of this Agreement as if such transferee (or subsequent transferee) were the Electing Holder.

        The Electing Holder further acknowledges and agrees that (i) the Relevant Notes will remain subject to the election in Schedule I regardless of any subsequent Transfer; (ii) a subsequent transferee will not be permitted to claim or be entitled to receive the Cash Payment and/or New Securities, and/or any payments on the New Securities, as the case may be, as result from the election in Schedule I and in accordance with the terms and conditions of the Court-Ordered Election unless such subsequent transferee provides an executed copy of an Ownership Certification by the Certification Deadline acknowledging that such transferee is bound by the terms and conditions of this Agreement as if it were the original signatory; and (iii) any and all of the Electing Holder's rights under this Agreement with respect to the Relevant Notes will be deemed immediately and irrevocably waived by it upon any subsequent Transfer of the Relevant Notes.

        4.    Delivery of Cash and/or New Securities by the Company or its Nominee.    The Electing Holder and the Company agree that the purpose of this Agreement is to provide the Company with sufficient information to permit it to deliver to the Electing Holder (or a subsequent transferee that acquires in accordance with Section 3), and any other holder of Old Notes that signs a similar agreement, the Option elected, subject to allocation in accordance with the APE, as confirmed by the Confirmation Order. Accordingly, upon consummation of the transactions contemplated in the APE, the Company will cause the Cash Payment and/or New Securities, and/or any payments on the New Securities, as the case may be, allocated to the Electing Holder (or a subsequent transferee that acquires in accordance with Section 3) pursuant to this Agreement and the APE as confirmed by the Confirmation Order to be held in one or more accounts with a custodian until such time as the Electing Holder (or a subsequent transferee that acquires in accordance with Section 3): (i) irrevocably transfers the Relevant Notes and (ii) simultaneously delivers evidence to the reasonable satisfaction of the Company that the Old Notes being irrevocably transferred are the Relevant Notes. The Company shall not be required to deliver such New Securities or Cash Payment, and/or any payments on the New Securities, as the case may be, until the Electing Holder (or a subsequent transferee that acquires in accordance with Section 3) has satisfied to the Company's reasonable satisfaction the conditions set forth herein.

        5.    Independent Evaluation.    The Electing Holder (and each subsequent transferee that acquires in accordance with Section 3) hereby represents and warrants that:

          (a) Neither the Company, nor JPMorgan Chase Bank, in its role as exchange agent under the Court-Ordered Election (the "Exchange Agent"), nor any person acting on behalf of either of the foregoing, have made any statement, representation or warranty, express or implied, to it with respect to the Company, the Court-Ordered Election, or the offer or delivery of any securities to be delivered pursuant to the APE, other than the information (x) included in the Prospectus, Election Forms, or the notice published in Argentina, Luxembourg and New York setting forth the requirements of the Court-Ordered Election, or (y) filed with or submitted to the Comisión Nacional de Valores and Bolsa de Comercio de Buenos Aires of Argentina and the Securities and Exchange Commission of the United States; and

          (b) In evaluating the Court-Ordered Election and in making its decision to make an election with respect to the Relevant Notes and retain possession of the Relevant Notes, it has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to it by the Company or the Exchange Agent other than those contained in the Prospectus and the Election Forms.

        6.    Effectiveness and Termination of Agreement.

          (a) This Agreement shall become effective immediately upon execution by all parties thereto and shall terminate and all Parties hereto shall cease to be bound by the terms hereof, including any election made pursuant to this Agreement, upon the occurrence of any Termination Event (as defined below), unless such Termination Event is waived by the Parties hereto in accordance with Section 7 hereof.

          (b) For purposes hereof, a "Termination Event" shall mean any of the following:

      (i) the Company, for any reason, returns all Old Notes tendered by holders on or prior to December 12, 2003;

      (ii) withdrawal or termination by the Company of the Court-Ordered Election; or

      (iii) the date of delivery to the Electing Holder (or a subsequent transferee that acquires in accordance with Section 3) of the Cash Payment and/or New Securities, as the case may be, in accordance with the terms of this Agreement (the "Delivery Date").

        7.    Amendments and Waivers.    This Agreement shall not be modified, amended, waived, or supplemented without the written consent of the Electing Holder (or any subsequent transferee that has complied with Section 3) and the Company.

        8.    Governing Law; Jurisdiction.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. By its execution and delivery of this Agreement, each of the Parties hereto hereby acknowledges that the terms and conditions of this Agreement are being offered solely as a result of the relief granted in the U.S. Order and irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought solely in the United States Bankruptcy Court for the Southern District of New York, provided that if such court does not take jurisdiction such claim may be brought solely to the United States District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding and, to the fullest extent permitted by applicable law unconditionally and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such action, suit, or proceeding brought in such court and any claim that any such action, suit, or proceeding brought in such court has been brought in an inconvenient forum and any right to trial by jury; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8 and shall not be deemed to be a general submission to the jurisdiction of said court other than for such purpose.

        9.    Headings.    The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

        10.    Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns (subject to Section 3), heirs, executors, administrators and representatives.

        11.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which may be exchanged by facsimile and shall be deemed an original and all of which shall constitute one and the same Agreement.

        12.    Consideration.    It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid to the Electing Holder for its agreement to participate in the Court-Ordered Election in accordance with the terms and conditions of this Agreement other than the Company's agreements in accordance with the terms and conditions of this Agreement.

        13.    Notice.    All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage-prepaid) to the Parties at the following addresses or facsimile numbers:

          (a) If to the Electing Holder, to the address provided on its signature page to this Agreement.

          (b) If to the Company, to:

      Multicanal S.A.
      Avalos 2057
      (C1431DPM) Buenos Aires
      Argentina
      Facsimile No.: 5411-5169-4847
      Attn: Marcelo Iribarne

        All such notices, requests, and other communications will (i) if delivered personally to the address as provided in this Section 13, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 13, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 13, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request, or other communication is to be delivered pursuant to this Section 13). Any Party from time to time may change its address, facsimile number, or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

[The remainder of this page is intentionally left blank]

        IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

MULTICANAL S.A.
	By:	Name: Title:
ELECTING HOLDER [Fill in name of entity below]:
	By:	Name: Title:
Address:
Telephone: Facsimile:
[NOTARIZATION] [APOSTILLE]

ACKNOWLEDGED AND AGREED:

BENEFICIAL HOLDER [Fill in name of beneficial holder below]:

By:	Name: Title:

SCHEDULE I

DESCRIPTION OF RELEVANT NOTES AND ELECTION AMONG THE OPTIONS *

Name(s) and Address(es) of Registered Holder(s) or Name of DTC Participant and Participant's DTC Account Number in which Relevant Notes are Held (Please fill in blank)	Principal Amount as to which an Election is Being Made	Option Elected (check only one Option)

		U.S.$1,050 of 10-Year Step-Up Notes	☐
		U.S.$440 of 7-Year Fixed Rate Notes plus 641 Class C shares of common stock	☐
		U.S.$440 of 7-Year Floating Rate Notes plus 641 Class C Shares of common stock**	☐
		U.S.$300 per U.S.$1,000 principal amount of Relevant Notes	☐

Total Principal Amount of Relevant Notes:

*
Unless otherwise specified, it will be assumed that an election is being made with respect to the entire aggregate principal amount represented by the Relevant Notes described above. A separate Election Agreement must be executed and delivered for each separate election among the Options being made by a registered holder of Old Notes.

**
By electing this Option, the Electing Holder hereby certifies that the beneficial holder is legally capable of receiving deposits from or granting loans to residents of the jurisdiction in which it is organized.

SCHEDULE II

FORM OF PARTICIPANT'S CERTIFICATE

[Date]

[NAME / ADDRESS OF HOLDER]

Re:	Multicanal S.A. [description of Relevant Notes] CUSIP No. [insert number]

Dear Sir/Madam:

        [NAME OF PARTICIPANT], [NAME OF CLEARING SYSTEM (i.e. DTC/Clearstream, Luxembourg/Euroclear)] account number [INSERT NUMBER], certifies that as of the date hereof it was holding [USD            ] of the above mentioned securities at [NAME OF CLEARING SYSTEM] on behalf of [NAME OF BENEFICIAL HOLDER].

[NAME OF PARTICIPANT]
By:
Name: Title:

Attachment [Copy of Participant Position List in the Old Notes (including the Relevant Notes) in the relevant clearing system as of the date hereof]

[NOTARIZATION AND APOSTILLE]

SCHEDULE III

FORM OF OWNERSHIP CERTIFICATE

[Date]

[NAME / ADDRESS OF HOLDER]

Re:	Multicanal S.A. [description of Relevant Notes] CUSIP No. [insert number]

Dear Sir/Madam:

        [NAME OF PARTICIPANT], [NAME OF CLEARING SYSTEM (i.e. DTC/Clearstream, Luxembourg/Euroclear)] account number [INSERT NUMBER], certifies that as of the Record Date it was holding [USD            ] of the above mentioned securities at [NAME OF CLEARING SYSTEM] on behalf of [NAME OF BENEFICIAL HOLDER].

        [[NAME OF BENEFICIAL HOLDER, IF SUCH BENEFICIAL HOLDER IS A TRANSFEREE IN ACCORDANCE WITH SECTION 3] acknowledges and agrees that it is bound by the terms and conditions of the Election Agreement, executed by [ELECTING HOLDER] as of [DATE OF SIGNATURE OF ELECTION AGREEMENT], as if it were the original signatory of such Agreement.]1

[NAME OF PARTICIPANT]
By:
Name: Title:

ACKNOWLEDGED AND AGREED

[NAME OF BENEFICIAL HOLDER, IF
SUCH BENEFICIAL HOLDER IS A TRANSFEREE
IN ACCORDANCE WITH SECTION 3]2

1
To be completed only if Relevant Notes have been transferred in accordance with Section 3 of the Election Agreement. If Relevant Notes have not been transferred, this paragraph may be omitted but the rest of the certificate must be completed, executed and submitted in accordance with Section 1(c) of the Election Agreement.

2
To be countersigned by the subsequent transferee, if any. The signatory should be the person identified in a completed second paragraph of this Form of Ownership Certificate, or a person duly authorized to sign on behalf of the person identified in a completed second paragraph of this Form of Ownership Certificate.

By:
Name: Title:

Attachment [Copy of Participant Position List in the Old Notes (including the Relevant Notes) in the relevant clearing system as of the date hereof]

[NOTARIZATION AND APOSTILLE]

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ELECTION AGREEMENT
WITNESSETH
SCHEDULE I
SCHEDULE II FORM OF PARTICIPANT'S CERTIFICATE
SCHEDULE III FORM OF OWNERSHIP CERTIFICATE